Exhibit 10.12

Apache Design Solutions, Inc.

2645 Zanker Road

San Jose, CA 95134

April 14, 2011

Dr. Andrew T. Yang

Dear Andrew:

This letter shall serve to confirm the terms of your continuing employment with Apache Design Solutions, Inc. (the “Company”) as its Chief Executive Officer. If the terms discussed below are acceptable to you, please sign this confirmation letter where indicated and return it to me.

1. Compensation and Benefits. During your employment with the Company, you will be entitled to receive compensation and benefits as follows:

a. Salary. You will be paid a salary at an annualized rate of $250,000, less applicable withholdings and deductions (hereafter “Base Salary”), commencing with the mid-March 2011 payroll period and payable in accordance with the Company’s standard payroll practices in effect from time to time. The Compensation Committee of the Company’s Board of Directors (the Committee”) will review your Base Salary annually.

b. Annual Bonus. You will be eligible to receive an annual incentive bonus each fiscal year (“Annual Bonus”), subject to your continued employment with the Company through the last day of the fiscal year, with your target Annual Bonus for 2011 being one hundred and twenty percent (120%) of your annual rate of Base Salary for 2011 and your target Annual Bonus for each year thereafter being an amount to be determined by the Committee in its sole discretion, subject to full independent Board approval. Your Annual Bonus amount will be determined by the Committee in its sole discretion, based on the Committee’s assessment of the Company’s and your performance for the applicable fiscal year, will be subject to full independent Board approval and will be paid not later than two and one-half months after the end of such fiscal year.

c. Vacation, Holidays and Sick-Leave. You will accrue fifteen (15) paid time-off (PTO) days per year of service during your employment; provided that such PTO will accrue and be subject to the Company’s PTO policies in effect from time to time. PTO includes vacation and sick leave. PTO is pro-rated for a partial year of service. Holidays will be provided in accordance with the Company’s policies.

d. Benefit Programs. You will be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

e. Reimbursement of Business Expenses. You are authorized to incur reasonable expenses in carrying out your duties for the Company and will be entitled to reimbursement for all reasonable business expenses you incur in connection with carrying out such duties, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time. You agree to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.

f. Indemnification; Insurance. The Company will enter into a separate indemnification agreement pursuant to the Company’s standard form agreement and the Company will indemnify you and hold you harmless to the maximum extent provided under and subject to the terms of the charter, bylaws and other organizational documents of the Company and applicable law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations with the Company. This obligation shall survive any termination of your employment with the Company. The Company will cover you under directors and officers liability insurance both during and, while potential liability for you exists, after your employment with the Company terminates in substantially the same amount and to substantially the same extent as the Company covers its other executive officers and directors (except in no event shall the Company be required to maintain such coverage for a period of more than six years after the last day that you serve as an employee of the Company or a member of its Board of Directors (the “Board”)).

2. Termination of Employment; Severance. Employment with the Company is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause, without liability to either party, except as expressly provided herein.

a. Accrued Obligations. If your employment with the Company terminates for any reason other than as contemplated by paragraph 2(b) below, the Company will have no further obligation to make or provide to you any payment or benefits, except (i) any Base Salary that had accrued but had not been paid (including accrued and unpaid PTO) on or before the date your employment terminates (the “Severance Date”), (ii) any Annual Bonus earned but not yet paid for any fiscal year prior to the fiscal year in which the Severance Date occurs, (iii) any reimbursement due to you for expenses reasonably incurred by you on or before the Severance Date in accordance with the terms hereof and the Company’s expense reimbursement policies in effect at the applicable time and (iv) as set forth in paragraph 1(f) above (collectively, the “Accrued Obligations”).

b. Severance. If, in connection with or following a Change in Control, your employment with the Company is terminated by the Company without Cause (other than due to your death or disability), you will be entitled to, in addition to the Accrued

Obligations and subject to Section 2(c) below, the following severance benefits (collectively, the “Severance Benefits”):

i. payment by the Company of an amount equal to the sum of (i) your annualized rate of Base Salary in effect on the Severance Date and (ii) your target Annual Bonus for the year in which the Severance Date occurs, such aggregate amount to be paid in equal monthly installments (with each installment equal to one-twelfth of the aggregate benefit, rounded down to the nearest whole cent) over a period of twelve (12) months commencing in the month following the month in which your Separation from Service occurs;

ii. payment or reimbursement by the Company of your premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for you (and, if applicable, your eligible dependents) as in effect immediately prior to the Severance Date, to the extent you elect such continued coverage; provided that the Company’s obligation to make any payment pursuant to this clause (ii) shall commence with continuation coverage for the month following the month in which your Separation from Service occurs and shall cease with continuation coverage for the twelfth (12th) month following the month in which your Separation from Service occurs (or, if earlier, shall cease upon the first to occur of your death, the date you become eligible for substantially similar coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its executive officers or the Company is otherwise under no obligation to offer COBRA continuation coverage to you); and

iii. full acceleration of each of your equity awards granted by the Company that are outstanding and unvested as of the Severance Date. For avoidance of doubt, this clause (iii) shall not limit any rights to accelerated vesting you may have in connection with such a Change in Control under any other Company plan or agreement.

c. Release; Exclusive Remedy. The Company’s obligation to provide the Severance Benefits to you is subject to (i) your providing the Company with a valid, executed general release agreement in a form acceptable to Company upon or within twenty-one (21) days following the Severance Date (and your not revoking such release agreement pursuant to any revocation rights afforded by applicable law), and (ii) your continued compliance with your obligations hereunder and under the Proprietary Information Agreement referred to below; provided, however, that, if you provide the release contemplated hereby, in no event will you be entitled to Severance Benefits of less than $5,000 (or the amount of such benefits, if less than $5,000), which amount the parties agree is good and adequate consideration, in and of itself, for your release. You agree that the Severance Benefits will constitute the exclusive and sole remedy for any termination of your employment, and you covenant not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment; provided, however, that your rights to indemnification and liability insurance coverage by the Company shall continue after the Severance Date in accordance with Section 1(f) of this letter agreement. You and the Company acknowledge and agree that you have no duty to mitigate damages under this letter agreement.

d. Defined Terms. Capitalized terms used in this Section 2 and not otherwise defined herein will have the meanings ascribed to such terms on Exhibit A attached hereto.

3. Restrictive Covenants.

a. Proprietary Information and Inventions Agreement. You hereby confirm your obligations and representations under the Proprietary Information and Inventions Agreement previously entered into by you and the Company (the “Proprietary Information Agreement”), which agreement shall continue in effect.

b. Non-Solicitation of Employees and Customers.

i. During your employment with the Company and its subsidiaries and for a period of twelve (12) months thereafter (the “Restricted Period”), you will not directly or indirectly through any other individual or entity (a) induce or attempt to induce any employee or independent contractor of the Company or any of its subsidiaries to leave the employ or service, as applicable, of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any such subsidiary, on the one hand, and any employee or independent contractor thereof, on the other hand, or (b) hire any person who was an employee of the Company or any of its subsidiaries until six (6) months after such individual’s employment relationship with the Company or such subsidiary has been terminated.

ii. During the Restricted Period, you will not directly or indirectly through any other individual or entity influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any of its subsidiaries to divert their business away from the Company or such subsidiary, and you will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any of its subsidiaries, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

iii. You acknowledge that, in the course of your employment with the Company and/or its subsidiaries, you have or will become familiar with trade secrets and other confidential and proprietary information concerning the Company and its subsidiaries and that your services have been and will be of special, unique and extraordinary value to the Company and its subsidiaries. You agree that the foregoing covenants are reasonable and necessary to protect the Company’s and its subsidiaries’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations. Accordingly, you agree that a breach by you of such covenants would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, you agree that in the event of any breach or threatened breach of any such covenant, the Company will be entitled, in addition to such other remedies as the Company may have in the circumstances, to obtain specific performance, injunctive relief and/or other appropriate relief in order to enforce or prevent any violations of such covenants.

4. Arbitration. Any controversy between the parties hereto involving the construction or application of any terms, covenants or conditions of this agreement, or any claims arising out of or relating to this agreement or the breach thereof or out of your employment with the Company or any termination of that employment, will be submitted to and settled by final and binding arbitration in Palo Alto, California, in accordance with the Model Employment Dispute Resolution Rules of the American Arbitration Association (the “Rules”) then in effect; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Any arbitrator (“Arbitrator”) shall be selected pursuant to such Rules and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties hereto acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in connection with any matter whatsoever arising out of or in any way connected with this agreement or your employment. The parties agree hereto that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. The parties further agree that in any proceeding to enforce the terms of this agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs (other than forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute in addition to any other relief granted. Notwithstanding this provision, the parties hereto may mutually agree to mediate any dispute prior to or following submission to arbitration.

5. Successors and Assigns. This agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This agreement shall inure to the benefit of and be enforceable by your legal representatives. This agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets or stock of the Company to assume expressly and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this agreement, “Company” shall mean the Company as defined above and any successor or assignee, as applicable, which assumes and agrees to perform this agreement by operation of law or otherwise.

6. Section 409A.

a. It is intended that any amounts payable under this agreement shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Code

Section 409A”) so as not to subject you to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to you. To the extent that any benefits pursuant to Section 2(b)(ii) or reimbursements pursuant to Section 1(e) are taxable to you, any reimbursement payment due to you pursuant to any such provision shall be paid to you on or before the last day of your taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year.

b. Notwithstanding any provision of this agreement to the contrary, if your are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of your Separation from Service, you shall not be entitled to any payment or benefit pursuant to Section 2(b) until the earlier of (i) the date which is six (6) months after your Separation from Service for any reason other than death, or (ii) the date of your death. Any amounts otherwise payable to you upon or in the six (6) month period following your Separation from Service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after your Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of your death). The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.

7. Miscellaneous. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of California without regard to the conflicts of laws principles thereof. No provision of this agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the party against whom such modification, waiver or discharge is sought to be enforced. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This agreement (along with the documents referred to herein) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements of the parties with respect to such subject matter. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this agreement (or the documents referred to herein). This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

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If this agreement accurately reflects our understanding regarding these matters, please indicate your acceptance by signing this agreement below and returning it to me. A duplicate copy of this agreement is included for your records.

Sincerely,

/s/ Ping Yang
Director

ACCEPTANCE

I accept the terms of this letter agreement. The provisions stated in this letter agreement supersede all prior discussions and negotiations.

Accepted:	/s/ Andrew Yang
Printed Name: Andrew T. Yang
Date: April 14, 2011

EXHIBIT A

DEFINITIONS

Cause. “Cause” shall mean, as reasonably determined by the Board (excluding you, if you are then a member of the Board), based on the information then known to it, that one or more of the following has occurred: (i) you are convicted of, pled guilty or pled nolo contendere to a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction); (ii) you have engaged in an act of fraud or other act of willful and intentional misconduct in the course of your duties hereunder; (iii) you willfully and intentionally fail to perform your duties to the Company and/or willfully and intentionally fail to comply with the reasonable directives of the Board; or (iv) a material breach by you of any contract you are party to with the Company or any of its subsidiaries or any written policy or program of the Company or any of its subsidiaries.

Change in Control. With respect to a transaction that occurs prior to the date of an initial public offering of the Company’s common stock (the “IPO Date”), “Change in Control” shall have the meaning ascribed to the term “Corporate Transaction” in the Company’s Amended and Restated 2001 Stock Option/Stock Issuance Plan as in effect on the date hereof. With respect to a transaction that occurs on or after the IPO Date, “Change in Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, (D) any acquisition by any entity pursuant to a transaction that complies with clauses (c)(1), (2) and (3) below, and (E) any acquisition by a Person who owned more than 30% of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities as of the IPO Date or an affiliate of any such Person;

(b) A change in the Board or its members such that individuals who, as of the later of the IPO Date or the date that is two years prior to such change (the later of such two dates is referred to as the “Measurement Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his or her predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 30% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 30% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board (determined pursuant to clause (b) above using the date that is the later of the IPO Date or the date that is two years prior to the Business Combination as the Measurement Date) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control under clause (c) above.

Separation from Service. As used herein, a “Separation from Service” occurs when you die, retire, or otherwise have a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.